EXHIBIT 99.1

Community West Bancshares Authorizes Increase and Extension to Stock Repurchase Plan

GOLETA, Calif., March 04, 2019 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today announced that its Board of Directors has authorized an additional $1.5 million for the Company’s stock repurchase plan and extended the stock repurchase plan until August 31, 2020.  The balance available for common stock repurchase from the authorized $4.5 million is $1,661,716.  Stock repurchases may be made from time to time on the open market or through privately negotiated transactions.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has eight full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo, Oxnard and Paso Robles.  The principal business activities of the Company are Relationship banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In April 2018, Community West was awarded a “Premier” rating by The Findley Reports.  For 50 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

 Contact:  Martin E. Plourd, President and CEO
                805.692.4382
                Susan C. Thompson, EVP & CFO
                805.692.5821
                www.communitywestbank.com